EXHIBIT 99.1
News

For Immediate Release	Contact:
April 23, 2009	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES TO BUILD A SATELLITE PCC PLANT IN
INDIA FOR BALLARPUR INDUSTRIES LIMITED

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 NEW YORK, April 23 -- Minerals Technologies Inc. (NYSE: MTX) announced today that its wholly owned subsidiary, Specialty Minerals Inc., has entered into an agreement with Ballarpur Industries Limited (BILT) to construct a satellite precipitated calcium carbonate (PCC) facility at BILT's Ballarshah Unit in the state of Maharashtra, India. The facility will produce approximately 65,000 metric tons of PCC per year and supply the paper-filling needs of the Ballarshah pulp and paper mill and BILT's Ashti Unit, located a short distance away. The facility will be owned by a newly formed joint venture company, SMI NewQuest India Private Ltd., and is expected to be in operation during the fourth quarter.

     "We are very pleased that BILT has selected Minerals Technologies to construct and operate a satellite PCC plant that will provide our PCC technology for their uncoated freesheet paper machines at its Ballarshah and Ashti mills," said Joe Muscari, chairman and chief executive officer of Minerals Technologies. "The addition of this facility brings our total number of satellite PCC plants in the region to nine, and is integral to our Asia growth strategy for PCC.  We look forward to a long and mutually rewarding relationship with this excellent paper company."

     BILT, part of the $3 billion Avantha Group, is India's largest manufacturer and exporter of paper. BILT's total paper sales for the most recent year exceeded 600,000 metric tons.

     PCC is a specialty pigment for filling and coating high-quality paper. By substituting PCC for more expensive wood fiber, customers like BILT are able to produce brighter, higher quality paper at lower cost. Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills and the concept was a major factor in revolutionizing North American papermaking from an acid to an alkaline-based technology. Minerals Technologies constructed its first PCC satellite plant in 1986. Today, the company has 53 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.

     Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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About Avantha

The US$3 billion Avantha Group is one of India's leading business conglomerates. Its successful entities include BILT, Crompton Greaves, The Global Green Company, Avantha Power & Infrastructure, Solaris ChemTech, Salient Business Solutions, and Avantha Technologies. International subsidiaries include Pauwels, SFI, Intergarden, Ganz, Microsol, Sonomatra, MSE Power Systems and Puszta Konzerv.

     The Group has business interests in diverse areas including power transmission and distribution equipment and services, paper and pulp, energy and infrastructure, food processing, farm forestry, chemicals, IT and ITES. Led by Gautam Thapar, Avantha demonstrates strong leadership globally and emerges as a focused corporate, leveraging its knowledge, leadership and operations, adding lasting value for its stakeholders and investors.

About Ballarpur Industries Limited

Ballarpur Industries Limited (BILT), part of the US$3 billion Avantha Group, is India's largest manufacturer of writing and printing (W&P) paper. BILT's subsidiaries include Sabah Forest Industries (SFI), Malaysia's largest pulp and paper company, and BILT

TreeTech Limited (BTTL), which runs BILT's farm forestry programme in several states in  India.

     BILT has six manufacturing units across India, which give the company geographic coverage over most of the domestic market. BILT has a dominant share of the high-end coated paper segment in India. The company accounts for over 50 percent of the coated wood-free paper market, an impressive 85 percent of the bond paper market and nearly 45 percent of the hi-bright Maplitho market, besides being India's largest exporter of coated paper. BILT is the first Indian paper company to feature among the global top 100.

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For further information about BILT contact Shravani Dang, Group Head of Corporate
Communications at shravani.dang@bilt.com

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